Cypress Energy Partners, L.P. 8-K

Exhibit 99.1

Cypress Energy Partners, L.P. Announces Fourth Quarter 2016 Results

TULSA, Oklahoma -- (BUSINESS WIRE)—March 15th, 2017

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

●

Our third consecutive quarter of slowly improving operating metrics.

●

$26.7 million of cash on hand as of December 31, 2016, an increase of 7.2% from September 30, 2016.

●

3.41x leverage ratio per loan covenants; and 2.09x common unit distribution coverage ratio and 1.05x on all units.

Peter C. Boylan III, CELP’s Chairman and Chief Executive Officer stated, “The fourth quarter continued a general trend of sequential improvement in our profitability from our trough in EBITDA in the first quarter of 2016. I am pleased that we continued to diversify our business, despite a difficult two-year industry downturn, adding over 40 new customers in 2016. We are continuing to see the benefits of our cost reductions implemented earlier in 2016 and I would like to thank our employees for their dedication, hard work, and sacrifices.”

Mr. Boylan continued, “Our sponsor, Cypress Energy Holdings, LLC (“CEH”), and its affiliates who control our general partner remain aligned with our common unitholders, with an approximate 64% ownership interest in CELP. Because of this alignment, CEH has again provided financial support to CELP with temporary relief of the administrative fee owed to CEH pursuant to the Omnibus Agreement, which would have charged $1.0 million to CELP this quarter absent the relief, consistent with what we stated during our third quarter conference call. As with the Omnibus Agreement relief provided in prior quarters, CEH did not require any consideration from CELP for this additional support. Although CELP’s operating performance again sequentially improved in the fourth quarter, the season low activity we traditionally see in the first quarter of each year, coupled with unanticipated adverse events that occurred this year, will likely lead CEH to again provide some level of incremental support to CELP in the first quarter of 2017 for no consideration in support of the partnership.

“In the fourth quarter, we evaluated several acquisition opportunities, advancing to the final rounds, while maintaining our disciplined approach to both due diligence and valuation. For a variety of different reasons, we concluded that the risk and return profiles of these opportunities were not appropriate for CELP. CEH remains willing to deploy capital to assist CELP in acquiring attractive assets that may be larger than what CELP can currently independently acquire, with plans to offer those assets to CELP as drop-down opportunities. Although we are disappointed that we were not able to complete any attractive acquisitions we are very fortunate that we can remain patient and thoughtful because we can organically grow our existing lines of business with minimal investment as we continue to win new customers and existing clients increase their spending.

“On January 15th, during an intense thunderstorm, we experienced a lightning strike leading to a fire at our Orla, Texas Permian Basin SWD facility. Although we have property insurance coverage to rebuild the facility, we experienced a material decline in our volumes and revenues from this location. We have re-opened with temporary surface facilities while we rebuild the facility but we are restricted on the volumes we can process. The start of the year has also been slower than anticipated and in early March, we learned that a lower margin but important Canada inspection customer selected new vendors and as a result we anticipate significantly lower revenue in the future from that customer under several existing contracts. The Bakken region where the majority of our SWD’s are located continues to materially lag other basins during the recovery with lower levels of activity, and it also experienced a few tough months of winter weather. Lastly, Brown Integrity, our hydrotesting business, also continues to have low utilization, operating below plan in both fourth quarter and year to date in 2017. We continue to invest in our businesses and have recently hired some new business development talent at both Brown and TIR to focus on organic growth opportunities.

“In light of these developments, and softening commodity prices our Board now believes it is prudent and responsible to make the difficult decision to reduce our quarterly distribution for the first time since our initial public offering in January of 2014. Absent an acquisition in the near future, we currently anticipate reducing the current distribution by approximately 50%. The exact amount, record date, and payment date of the distribution will be determined by the Board after review of first quarter results. If this distribution level is maintained throughout fiscal 2017, compared to the previous distribution level of $0.406413 per quarter ($1.63 annualized), it will provide approximately $9.7 million of internally generated capital on an annualized basis to provide increased liquidity, reduce leverage, invest in selected growth projects in the future, and strengthen the Company’s balance sheet. This action should provide a sound catalyst to reducing our currently elevated cost of capital by de-levering and improving increased distribution coverage to our unitholders. We are confident these actions support the long-term interests of our unitholders, employees, and other stakeholders.  We see encouraging signs with some new customers and we are focused on organic growth, and improved SWD asset utilization in an effort to improve cash flow that will in turn contribute to the improvement of all of our financial ratios.   We continue to believe the fundamental demand for increased inspection and water disposal remains strong over the long-term, but the recovery has been slower than previously anticipated.”

Fourth Quarter:

●	Revenue of $70.4 million for the three months ended December 31, 2016 compared with $81.8 million for the three months ended September 30, 2016, representing a 13.9% decrease. For the same period a year ago, revenue was $89.8 million.
●	Gross margin of $10.4 million or 14.8% for the three months ended December 31, 2016, compared to $9.9 million or 12.1% for the three months ended September 30, 2016 representing a 5.1% increase. Fourth quarter gross margins benefited from various changes in customer contracts compared with the third quarter. Gross margin was $11.5 million or 12.8% in the same period a year ago.
●	Net income of $1.8 million for the three months ended December 31, 2016, compared to $2.0 million for the three months ended September 30, 2016. Net income was $1.0 million for the three months ended December 31, 2015 (which included a $1.1 million impairment).
●	Net income attributable to CELP limited partners of $2.4 million for the three months ended December 31, 2016, compared to $3.3 million for the three months ended September 30, 2016. Net income attributable to CELP limited partners was $1.2 million (inclusive of a $1.1 million impairment charge) for the same period of 2015.
●	Adjusted EBITDA of $6.9 million for the three months ended December 31, 2016 (including non-controlling interests and amounts attributable to our general partner) compared to $6.6 million for the three months ended September 30, 2016 (including non-controlling interests and amounts attributable to our general partner) representing an increase of 4.5%. Adjusted EBITDA was $6.1 million for the same period of 2015 (including non-controlling interests and amounts attributable to our general partner).
●	Adjusted EBITDA attributable to limited partners of $6.7 million for the three months ended December 31, 2016, compared to $6.8 million for the three months ended September 30, 2016 representing a decrease of 1.5%. Adjusted EBITDA attributable to limited partners was $5.6 million for the same period of 2015.
●	Distributable Cash Flow available to limited partners of $5.1 million for the three months ended December 31, 2016 was identical to the three months ended September 30, 2016. Distributable Cash Flow was $3.7 million for the same period of 2015.
●	A common unit coverage ratio of 2.09x and a coverage ratio of 1.05x compared to the September 30, 2016 common unit coverage ratio of 2.11x and coverage ratio of 1.06x.
●	A leverage ratio of approximately 3.41x compared to a 4.0x covenant limit and an interest coverage ratio of 3.78x compared to a 3.0x covenant requirement on December 31, 2016 pursuant to the terms of our credit facilities

Calendar Year 2016:

●	Revenue of $298.0 million for the year ended December 31, 2016, down 19.7% from the same period in the prior year.
●	Net cash provided by operating activities of $24.8 million for the year ended December 31, 2016, compared to $25.9 million for the same period in the prior year.
●	Gross margin of $35.5 million for the year ended December 31, 2016 down 21.0% from the same period the prior year.
●	Gross margin percent of 11.9% for the year ended December 31, 2016 vs prior year of 12.1%
●	Net loss of $9.2 million for the year ended December 31, 2016 (which includes impairments of $10.5 million), compared to net income of $4.1 million for the year ended December 31, 2015 (which includes impairment of $6.6 million).
●	Net income attributable to limited partners of $1.6 million for the year ended December 31, 2016 (which includes impairments of $6.4 million), compared to $4.1 million for the same period in the prior year (which includes impairment of $6.6 million).
●	Adjusted EBITDA of $19.8 million for the year ended December 31, 2016 (including non-controlling interests and amounts attributable to our general partner), compared to $24.7 million for the same period in the prior year, down 19.8%.
●	Adjusted EBITDA attributable to limited partners of $22.2 million for the year ended December 31, 2016, compared to $23.1 million for the same period in the prior year, down 3.9%.
●	Maintenance capital expenditures for the year were $0.3 million representing only 0.1% of revenue.
●	Growth capital expenditures for the year were $0.8 million.
●	Distributable Cash Flow attributable to limited partners of $15.5 million for the year ended December 31, 2016, down 9.8% from the same period in the prior year.
●	A calendar year common unit coverage ratio of 1.62x and a total coverage ratio of 0.81x.
●	A unit price that ranged from $5.28 to $12.36 during the year vs. yesterday’s closing price of $11.84.

Highlights include:

●	We averaged 1,093 inspectors per week for the fourth quarter of 2016, compared to 1,231 in the third quarter of 2016 and 1,330 in the same period of 2015.
●	We disposed 3.4 million barrels of saltwater at an average revenue per barrel of $0.68 for the fourth quarter of 2016 compared with disposing 2.9 million barrels of saltwater at an average revenue per barrel of $0.67 for the third quarter of 2016. We disposed 4.3 million barrels of saltwater at an average revenue per barrel of $0.68 for the fourth quarter of 2015.
●	Maintenance capital expenditures for the three months ended December 31, 2016 were $101 thousand compared to $53 thousand in the three months ended December 31, 2015.
●	Our expansion capital expenditures during the fourth quarter of $316 thousand were related to our continued expansions in Pipeline Integrity services to purchase new NDE technology and to expand our pig launching and cleaning capabilities to serve new investment-grade clients.

Looking forward:

●	Gas pipeline safety regulations proposed by the U.S. Department of Transportation's Pipeline and Hazardous Materials Safety Administration (PHMSA) included a 550 page notice of proposed rulemaking to revise the pipeline safety regulations for onshore gas transmission and gathering pipelines. Essentially, the proposal would broaden the scope of monitoring, testing and repairing pipes as well as the types of assets subject to protocols. If passed, this would likely require integrity management, material documentation verification as well as maximum allowable operating pressure (MAOP) verification for pipes in these areas. To date, we have seen no impact on these proposed regulations under President Trump’s new Executive Order on Regulation Reform.
●	Although January experienced its consistently seasonal lower headcounts as our clients start ramping up work following the holidays, through February and into March, we have seen our average domestic inspector headcounts increase from the averages experienced in the fourth quarter of 2016. We are currently evaluating our strategic options in our Canadian operations (which generated 8.4% of our 2016 revenues) given the loss on pricing of a bid to continue to perform a material portion of services we previously provide to a significant customer contract.
●	We also continue to renew several sizeable existing contracts and are bidding on some major new contracts, but continue to see some of our customers’ projects slipping past original start dates typically as a result of permitting delays.
●	During the fourth quarter, approximately 96% of total water volumes came from produced water, and piped water represented approximately 47% of total water volumes. When commodity prices improve and drilling activity increases, we expect to have significant operating leverage with our cost structure and minimal maintenance capital expenditure requirements as volumes increase. We have an estimated 514 drilled and uncompleted wells (“DUC’s”) within a 15 mile radius of our facilities comprised of 302 in North Dakota and 212 in the Permian. As prices improve, we expect to benefit from the completion of these DUC’s.
●	Our SWD facilities are only utilized at approximately 25% of their capacity. When activity picks up in the Bakken we should see some meaningful benefits given the majority of our facilities are located in this region. A major producer recently announced plans to increase their spending in the Bakken. To date, the Bakken’s recovery has materially lagged other basins, including the Permian.
●	In January, one of our Texas facilities was struck by lightning and the majority of our surface facilities were destroyed in the fire. None of the sub-surface injection facilities were damaged and no injuries occurred. The property loss was insured with a nominal deductible. We do not carry business interruption insurance given its cost, exclusions, and limited benefits. Within two weeks, the facility was re-opened with temporary surface facilities and we have begun the process of designing the replacement facility with plans to enhance the facility given its prominent location in Reeves County, TX in the Permian basin.
●	Our Integrity Services business (Brown Integrity) Q4 2016 results sequentially declined with average utilization of 53% during the seasonally low holiday period. We have recently invested significantly in business development talent and we continue to bid on a substantial amount of work. Through March, our backlog in this segment continues to lag our historical performance.
●	Our general partner also continues to support substantial costs associated with the new ERP implementation that should benefit CELP with additional cost efficiencies. We have completed the implementation of the new financial system, payroll system, and the HRIS time and attendance capture capabilities.
●	We continue to evaluate a number of acquisition opportunities including some very large transformational opportunities that would need to initially be acquired at CEH with the expectation that they would be offered to CELP in the future as a drop-down opportunity.
●	Interest rates have risen over the last year by approximately 34 basis points and consensus in 2017 calls for several more increases from the Federal Reserve.

CELP will file its annual report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission later today. CELP will also post a copy of the Form 10-K on its website at www.cypressenergy.com. Unitholders may, upon written request, receive a hard copy of our complete audited financial statements free-of-charge.

CELP will host an earnings call on Wednesday, March 15th, 2017, at 11:00am EDT (10:00am CDT) to discuss its fourth quarter 2016 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 390-3983 or International Dial-In (Toll): (862) 255-5354. An archived audio replay of the call will be available on the investor section of our website at www.cypressenergy.com beginning at 10:00am EDT (9:00am CDT) on March 17, 2017.

Non-GAAP Measures:

CELP defines Adjusted EBITDA as net income (loss), plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, offering costs, non-cash allocated expenses and equity based compensation. CELP defines Adjusted EBITDA attributable to limited partners as net income (loss) attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners and equity based compensation attributable to limited partners. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners excluding, cash interest paid, cash income taxes paid, and maintenance capital expenditures. These are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess our operating performance as compared to those of other companies in the mid-stream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income (loss) and cash flow from operating activities, respectively.  These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as a supplemental financial measure to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA, adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to a similarly titled measure of other companies, thereby diminishing their utility. Reconciliations of (i) Adjusted EBITDA to net income, (ii) Adjusted EBITDA attributable to limited partners and Distributable Cash Flow to net income attributable to limited partners and (iii) Adjusted EBITDA to net cash provided by operating activities are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements, and are subject to a number of risks and uncertainties. While CELP believes its expectations, as reflected in the forward-looking statements, are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential mid-stream services, including pipeline inspection, integrity, and hydrostatic testing services to various energy companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal environmental services to upstream energy companies, and their vendors in North Dakota in the Bakken region of the Williston Basin, and West Texas in the Permian Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations, and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:

Cypress Energy Partners, L.P.
Les Austin, 918-748-3907
Chief Financial Officer
les@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.
Consolidated Balance Sheets
As of December 31, 2016 and 2015
(in thousands, except unit data)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$26,693	$24,150
Trade accounts receivable, net	38,482	48,265
Prepaid expenses and other	1,042	2,329
Total current assets	66,217	74,744
Property and equipment:
Property and equipment, at cost	22,459	23,706
Less: Accumulated depreciation	7,840	5,369
Total property and equipment, net	14,619	18,337
Intangible assets, net	29,624	32,486
Goodwill	56,903	65,273
Other assets	149	42
Total assets	$167,512	$190,882

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$1,690	$2,205
Accounts payable - affiliates	1,638	913
Accrued payroll and other	7,585	7,095
Income taxes payable	1,011	350
Total current liabilities	11,924	10,563
Long-term debt	135,699	139,129
Deferred tax liabilities	362	371
Asset retirement obligations	139	117
Total liabilities	148,124	150,180

Commitments and contingencies - Note 13

Owners’ equity:
Partners’ capital:
Common units (5,945,348 and 5,920,467 units outstanding at December 31, 2016 and 2015, respectively)	(7,722)	253
Subordinated units (5,913,000 units outstanding at December 31, 2016 and 2015)	50,474	59,143
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,538)	(2,791)
Total partners’ capital	14,338	30,729
Non-controlling interests	5,050	9,973
Total owners’ equity	19,388	40,702
Total liabilities and owners’ equity	$167,512	$190,882

CYPRESS ENERGY PARTNERS, L.P.

Consolidated Statements  of Operations

For the Three Months and Years Ended December 31, 2016 and 2015

(in thousands, except unit and per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues	$70,406	$89,764	$297,997	$371,191
Costs of services	59,977	78,247	262,517	326,261
Gross margin	10,429	11,517	35,480	44,930

Operating costs and expense:
General and administrative	5,048	6,442	21,853	23,795
Depreciation, amortization and accretion	1,176	1,314	4,861	5,427
Impairments	—	1,078	10,530	6,645
Operating income (loss)	4,205	2,683	(1,764)	9,063

Other income (expense):
Interest expense, net	(1,681)	(1,586)	(6,559)	(5,656)
Gain on waiver of right of purchase and other, net	99	30	356	1,136
Net income (loss) before income taxexpense	2,623	1,127	(7,967)	4,543
Income taxexpense	806	81	1,195	452
Net income (loss)	1,817	1,046	(9,162)	4,091

Net income (loss) attributable to non-controlling interests	399	340	(4,499)	599
Net income (loss) attributable to partners / controlling interests	1,418	706	(4,663)	3,492

Net loss attributable to general partner	(932)	(465)	(6,298)	(648)
Net income attributable to limited partners	$2,350	$1,171	$1,635	$4,140

Net income attributable to limited partners allocated to:
Common unitholders	$1,177	$586	$819	$2,071
Subordinated unitholders	1,173	585	816	2,069
	$2,350	$1,171	$1,635	$4,140

Net income per common limited partner unit:
Basic	$0.20	$0.10	$0.14	$0.35
Diluted	$0.19	$0.10	$0.13	$0.35

Net income per subordinated limited partner unit - basic and diluted	$0.20	$0.10	$0.14	$0.35

Weighted average common units outstanding:
Basic	5,944,676	5,920,467	5,934,226	5,918,608
Diluted	6,111,165	5,920,467	6,090,103	5,918,608

Weighted average subordinated units outstanding - basic and diluted	5,913,000	5,913,000	5,913,000	5,913,000

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended December 31,		Years ended December 31,
	2016	2015	2016	2015
		(in thousands)

Net income (loss)	$1,817	$1,046	$(9,162)	$4,091
Add:
Interest expense	1,681	1,586	6,559	5,656
Depreciation, amortization and accretion	1,434	1,512	5,788	6,004
Impairments	—	1,078	10,530	6,645
Income tax expense	806	81	1,195	452
Non-cash allocated expenses	932	465	3,798	648
Equity based compensation	257	339	1,086	1,167
Adjusted EBITDA	$6,927	$6,107	$19,794	$24,663

Reconciliation of Net Income (Loss) Attributable to Limited Partners to Adjusted EBITDA
Attributable to Limited Partners and Distributable Cash Flow

	Three Months Ended December 31,		Years ended December 31,
	2016	2015	2016	2015
		(in thousands)

Net income (loss) attributable to limited partners	$2,350	$1,171	$1,635	$4,140
Add:
Interest expense attributable to limited partners	1,866	1,525	6,556	5,290
Depreciation, amortization and accretion attributable to limited partners	1,452	1,378	5,373	5,522
Impairments attributable to limited partners	(0)	1,078	6,409	6,645
Income tax expense attributable to limited partners	809	66	1,179	383
Equity based compensation attributable to limited partners	257	339	1,086	1,167
Adjusted EBITDA attributable to limited partners	6,734	5,557	22,238	23,147

Less:
Cash interst paid, cash taxed paid and maintneance cap ital expenditures
attributable to limited partners	1,659	1,898	6,717	5,940
Distributable cash flow	$5,075	$3,659	$15,521	$17,207

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Years ended December 31,
	2016	2015
	(in thousands)

Cash flows provided by operating activities	$24,819	$26,921
Changes in trade accounts receivable, net	(9,871)	(9,039)
Changes in prepaid expenses and other	(1,350)	(233)
Changes in accounts payable and accrued liabilities	(478)	1,222
Change in income taxes payable	(662)	196
Interest expense (excluding non-cash interest)	5,989	5,109
Income tax expense (excluding deferred tax benefit)	1,219	484
Other	128	3
Adjusted EBITDA	$19,794	$24,663

Operating Data

	Three Months				Twelve Months
	Ended December 31,				Ended December 31,
	2016		2015		2016		2015

Total barrels of saltwater disposed (in thousands)	3,390		4,332		13,307		18,864
Average revenue per barrel	$0.68		$0.68		$0.67		$0.78
Water and environmental services gross margins	70.8%		53.1%		57.9%		57.1%
Average number of inspectors	1,093		1,330		1,147		1,392
Average revenue per inspector per week	$4,575		$4,626		$4,601		$4,711
Pipeline inspection services gross margins	12.5%		9.8%		10.2%		9.5%
Average number of field personnel	20		30		23		33
Average revenue per field personnel per week	$9,549		$15,124		$11,577		$20,261
Pipeline integrity services gross margins	25.4%		33.6%		16.9%		28.8%
Maintenance capital expenditures (in thousands)	$101		$53		$307		$502
Expansion capital expenditures (in thousands)	$316		$—		$844		$1,165
Distributions (in thousands)	$4,823		$4,809		$19,271		$19,235
Common unit coverage ratio	2.09	x	1.52	x	1.62	x	1.78	x
Coverage ratio	1.05	x	0.76	x	0.81	x	0.89	x